UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MYOMO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

December     , 2019

Dear Myomo Stockholder:

I am pleased to invite you to attend the Special Meeting of Stockholders (the “Special Meeting”) of Myomo, Inc. (“Myomo” or the “Company”) to be held on Tuesday, January 21, 2020 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210.

At the meeting, you will be asked (i) to approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of common stock, at a ratio in the range from one-for-fifteen to one-for-thirty, with such specific ratio to be determined by the Company’s board of directors following the Special Meeting; and (ii) if necessary, to adjourn the Special Meeting to permit the Company to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the reverse stock split proposal. Detailed information with respect to these matters is set forth in the accompanying proxy statement (the “Proxy Statement”), which we encourage you to carefully read in its entirety.

The Board has determined that the reverse stock split is in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote “FOR” each matter to be considered.

The Board of Directors has fixed the close of business on December 23, 2019 as the record date for determination of the stockholders entitled to vote at the Special Meeting and any adjournments thereof. We have mailed the Proxy Statement and related materials, including a proxy card, to you by mail, in connection with the Board of Directors’ solicitation of proxies for the Special Meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the proxy materials and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Special Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

Thank you for your ongoing support of and continued interest in Myomo.

Sincerely,

Paul R. Gudonis

President and Chief Executive Officer

Myomo, Inc.

One Broadway, 14th Floor

Cambridge, MA 02142

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on January 21, 2020

Notice is hereby given that Myomo, Inc. will hold its Special Meeting of Stockholders (the “Special Meeting”) on Tuesday, January 21, 2020 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, to accomplish the following purposes:

•

approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of common stock, at a ratio in the range from one-for-fifteen to one-for-thirty, with such specific ratio to be determined by the Company’s board of directors following the Special Meeting; and

•	if necessary, adjourn the Special Meeting to permit the Company to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the reverse stock split proposal.

The Special Meeting will begin promptly at 10:00 a.m. Eastern Time. Only stockholders of record at the close of business on December 23, 2019 are entitled to notice of and to vote at the Special Meeting as set forth in the Proxy Statement. If you plan to attend the Special Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Special Meeting only if you were a stockholder as of the close of business on December 23, 2019 or hold a valid proxy for the Special Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

We are mailing the Proxy Statement and related materials, including a proxy card, to you by mail, in connection with the Board of Directors’ solicitation of proxies for the Special Meeting.

Your vote is important. Whether or not you plan to attend the Special Meeting, I encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

Paul R. Gudonis

President and Chief Executive Officer

Cambridge, MA

December    , 2019

Important Notice Regarding the Availability of Proxy Materials for the Myomo Special Meeting of Stockholders to Be Held on January 21, 2020: We are delivering printed versions of the Proxy Statement and related materials, including the proxy card, to you by mail in connection with the Board of Directors’ solicitation of proxies for the Special Meeting. The Proxy Statement and related materials are also available at www.proxydocs.com/MYO. To obtain directions to the offices of the Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 in order to attend the Special Meeting in person, please visit the “Investors—News and Events” section of our website at www.myomo.com or contact Investor Relations at (646) 863-6274.

GENERAL INFORMATION	1
PROPOSAL NO. 1: APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT IN THE RANGE FROM ONE-FOR-FIFTEEN TO ONE-FOR-THIRTY	5
PROPOSAL NO. 2: GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
ADDITIONAL INFORMATION	15
APPENDIX A	A-1

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 21, 2020

GENERAL INFORMATION

Our board of directors has delivered printed versions of this Proxy Statement and related materials, including a proxy card, to you by mail in connection with the board of directors’ solicitation of proxies for our Special Meeting of Stockholders (the “Special Meeting”), and any adjournment of the Special Meeting.

The Special Meeting will be held at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. We made this Proxy Statement available to stockholders beginning on December    , 2019.

We have mailed the Proxy Statement and related materials, including a proxy card, to you by mail, in connection with the Board of Directors’ solicitation of proxies for the Special Meeting. The mailing of the Notice to our stockholders is scheduled to begin on or about January 2, 2020.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JANUARY 21, 2020: This proxy statement and the accompanying proxy card or voting instruction card are available at www.proxydocs.com/MYO.

In this Proxy Statement, the terms the “Company,” “we,” “us,” and “our” refer to Myomo, Inc. The mailing address of our principal executive offices is Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142.

Record Date:	December 23, 2019

Quorum:	A majority of the shares of outstanding stock entitled to vote on the record date must be present in person, by remote communication, if applicable or represented by proxy duly authorized to constitute a quorum.

Shares Outstanding:	17,206,785 shares of common stock outstanding as of December 2, 2019.

Purpose of Special Meeting:	At the Special Meeting, stockholders will act upon the matters outlined in the Notice accompanying this Proxy Statement, consisting of:

Proposal One—to approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of common stock, at a ratio in the range from one-for-fifteen to one-for-thirty, with such specific ratio to be determined by the Company’s board of directors following the Special Meeting (the “Reverse Stock Split Proposal”). The purpose of this proposal is to raise the per share trading price of our common stock. Our Board of Directors believes that the higher share price resulting from the reverse stock split could enable institutional investors and brokerage firms with such policies and practices to invest in our common stock. Furthermore, the Board of Directors believes that the reverse stock split would better enable the Company raise capital to fund its planned operations.

Proposal Two—to approve, if necessary, an adjournment of the Special Meeting to permit the Company to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Voting:	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you requested to receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)	By Telephone: If you requested to receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3)	By Mail: If you requested to receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)	In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Special Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on January 20, 2020. Proxies submitted by U.S. mail must be received before the start of the Special Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Special Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Special Meeting:

For Proposal One, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter is required to approve the reverse stock split in the range from one-to-fifteen and one-to-thirty.

For Proposal Two, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter is required to, if necessary, adjourn the Special Meeting to permit the Company to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the reverse stock split proposal.

Effect of Abstentions and Broker Non-Votes	Abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. We have been informed that the NYSE proxy compliance group has determined that the Reverse Stock Split Proposal and the Adjournment Proposal are routine matters.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the reverse stock split proposal and for the adjournment proposal. The persons named as proxies will vote on any other matters properly presented at the Special Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Special Meeting.

Voting Results	We will announce preliminary results at the Special Meeting. We will report final results by filing a Form 8-K within four business days after the Special Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We may also engage a proxy solicitation firm to assist. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the Proxy Statement and related materials is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142, Attn: Investor Relations, or call (646) 863-6274, or email IR@myomo.com.

If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL NO. 1

APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT IN THE RANGE FROM ONE-FOR-FIFTEEN TO ONE-FOR-THIRTY

Overview

Our Board of Directors has approved, and is recommending that our stockholders approve, an amendment (the “Amendment”) to the Company’s Eighth Amended and Restated Certificate of Incorporation (the “Charter”), authorizing a reverse stock split of the issued and outstanding shares of our common stock, at a ratio within a range of one-for-fifteen and not more than one-for-thirty, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors.

No further action on the part of stockholders will be required to implement or abandon the reverse stock split, or to select a ratio for the reverse stock split. If the proposal is approved by stockholders and the Board of Directors determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse stock split, additional details. The Board of Directors reserves its right to decline to file the Amendment if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its stockholders.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately before the reverse stock split.

We are proposing that the Board of Directors have the discretion to select the reverse stock split ratio from within a range, rather than proposing that stockholders approve a specific ratio, in order to give the Board of Directors the flexibility to implement a reverse stock split at a ratio that reflects the Board of Directors’ then-current assessment of the factors described below under “Determination of Reverse Stock Split Ratio.” If the Board of Directors decides to implement a reverse stock split, the Company will file a certificate of amendment (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware and the reverse stock split will be effective when it is filed with the Secretary of State of the State of Delaware or such later time as is chosen by the Board of Directors and set forth in the Certificate of Amendment.

The form of Certificate of Amendment to accomplish the reverse stock split is attached to this proxy statement as Appendix A. The following discussion is qualified in its entirety by the full text of the proposed Amendment, which is hereby incorporated by reference.

Reasons for the Reverse Stock Split

Our Board of Directors believes that an increased stock price could encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of our common stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. Our Board of Directors believes that the higher share price resulting from the reverse stock split could enable institutional investors and brokerage firms with such policies and practices to invest in our common stock. The Board of Directors believes that the reverse stock split would better enable the Company to raise capital to fund its planned operations, if necessary.

In addition, our common stock is publicly traded and listed on NYSE American under the symbol “MYO.” Among the factors considered by the Board in reaching its decision to recommend the Reverse Stock Split Proposal, the Board considered the potential effects of having stock that trades at a low price. Our Board of Directors believes that maintaining the minimum bid price required for continued listing on the NYSE American is important to help make our common stock more attractive to a broader range of institutional and other investors.

Accordingly, for these reasons, we believe that effecting the reverse stock split is in the Company’s and our stockholders’ best interests.

Although we expect that the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not result in a permanent increase in the market price of our common stock, which is dependent on many factors, including general economic, market and industry conditions and other factors detailed from time to time in the reports we file with the SEC.

Determination of Reverse Stock Split Ratio

If approved by our stockholders, and if implemented by our Board of Directors, the reverse stock split will become effective at the time specified in the Amendment, as filed with the Secretary of State of the State of Delaware. The exact ratio of the Reverse Stock Split, within the one-for-fifteen to one-for-thirty range, would be determined by the Board of Directors and publicly announced by the Company prior to filing the Amendment. In determining the appropriate ratio for the reverse stock split, our Board of Directors will consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	the minimum price per share requirements of the NYSE American for continued listing;

•	business developments affecting us;

•	potential devaluation of our market capitalization as a result of the reverse stock split; and

•	prevailing general market and economic conditions.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board of Directors, as opposed to a ratio fixed, is to give the Board of Directors the flexibility to take into account then-current market conditions and changes in the price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

No Fractional Shares

The Company will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, stockholders of record who, at the Effective Time, would otherwise be entitled to receive fractional shares will have their shares rounded down to the nearest whole number.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interest, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership of shares of common stock and other holdings, such as stock options, restricted stock units or warrants.

Certain Risks Associated with the Reverse Stock Split

Unexpected factors, such as our ability to successfully accomplish our business goals, market conditions and the market perception of our business may adversely affect the market price of our common stock. There can be no assurance that the total market capitalization of our common stock after the implementation of the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of our common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. We are aware that in many cases, the market price of a company’s shares declines after a reverse stock split is implemented.

Accordingly, the total market capitalization of our common stock after the reverse stock split, when and if implemented, may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split. While the Board of Directors proposes the reverse stock split to raise the price of our common stock, there is no guarantee that the price of our common stock will not decrease in the future.

Further, the liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that will be outstanding after the reverse stock split, particularly if the stock price does not remain increased as a result of the reverse stock split. In addition, the proposed reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we effect the reverse stock split, the resulting per share stock price may not attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

Potential Effects of the Proposed Reverse Stock Split

If this proposal is approved and the reverse stock split is effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of common stock. The number of shares of common stock currently authorized will not change. The immediate effect of the reverse stock split would be to reduce the number of shares of our common stock outstanding and to increase the per-share trading price of our common stock.

However, we cannot predict the effect of any reverse stock split upon the market price of our common stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse stock split declines, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment). We cannot assure you that the trading price of our common stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, we cannot assure you that the reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our common stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to one-for-thirty, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the reverse stock split, if effected, will depend on the actual ratio that is determined by our Board of Directors in accordance with the Amendment.

Shares outstanding at December 2, 2019	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split	Reduction in Shares Outstanding
17,206,785	1 for 15	1,147,119	93.3%
17,206,785	1 for 20	860,339	95.0%
17,206,785	1 for 25	688,271	96.0%
17,206,785	1 for 30	573,559	96.7%

The resulting decrease in the number of shares of our common stock outstanding could potentially adversely affect the liquidity of our common stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders. After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of common stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse stock split would result in any of the stockholders owning a fractional share as described above). Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning a fractional share as described above). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning only a fractional share as described above).

Effect on Equity Awards and Equity Incentive Plans. Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to (i) the number of shares issuable upon the exercise of all outstanding options and to the per share exercise price of all outstanding options, and (ii) to the number of shares issuable upon the vesting and settlement of all outstanding restricted stock units. This would result in approximately the same aggregate price being required to be paid under such options upon exercise, and approximately the same value of shares of our common stock being delivered upon exercise of such options or vesting and settlement of such restricted stock units immediately following the reverse stock split as was the case immediately preceding the reverse stock split. However, to comply with certain regulations under the Internal Revenue Code of 1986, as amended (the “Code”), (a) the per share exercise price of each outstanding option would be rounded up to the nearest whole cent and the number of shares of our common stock that could be acquired upon the exercise of each option would be rounded down to the nearest whole share, and (b) the number of shares of our common stock that could be acquired upon the vesting and settlement of each restricted stock unit award would be rounded down to the nearest whole share. The number of shares of our common stock reserved for issuance pursuant to the 2018 Stock Option and Incentive Plan, will be reduced proportionately based upon the reverse stock split ratio. Finally, no holder of any outstanding option or outstanding restricted stock unit would be entitled to receive payment for any fractional share.

Effect on Warrants. In addition to adjusting the number of shares of our common stock, we would adjust all shares underlying any of our outstanding warrants as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the applicable exercise price in accordance with the terms of each instrument and based on the reverse stock split ratio.

Reservation of Right to Abandon the Proposed Amendment to our Certificate of Incorporation

Our Board of Directors reserves the right not to file the Certificate of Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Certificate of Amendment with the

Secretary of State of the State of Delaware, even if the authority to effect the Amendment is approved by our stockholders at the Special Meeting. By voting in favor of the Amendment, you are expressly also authorizing our Board of Directors to delay, not proceed with, and abandon, the proposed Amendment if it should so decide, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.0001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Dissenters’ Rights

The holders of shares of common stock will have no dissenters’ rights of appraisal under Delaware law, the Charter or the Bylaws with respect to the proposed Amendment to accomplish the reverse stock split.

Procedure for Effecting the Proposed Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve this proposal and our Board of Directors does not otherwise abandon the Amendment, we will file with the Delaware Secretary of State the Certificate of Amendment, in the form attached to this proxy statement as Appendix A. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Amendment (the “effective time”). Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Upon the reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following the reverse stock split, stockholders holding physical certificates need not exchange such certificates for new certificates. The impact of the reverse stock split will be recorded on the books and records of the Company, including those at its transfer agent.

The transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Transfer Agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Certain Material U.S. Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax considerations relating to the reverse stock split that may be relevant to holders of our common stock. This summary addresses only with a U.S. holder (as defined below) who holds common stock as a capital asset for U.S. federal income tax purposes.

For purposes of this summary, a “U.S. holder” means a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary is based upon provisions of the Code, Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof, all of which may be change, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary is general in nature and does not represent a detailed description of the U.S. federal income tax considerations to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax considerations to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to U.S. holders who may be subject to special tax rules, such as:

•	partnerships;

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;

•	stockholders that have a functional currency other than the U.S. dollar;

•	stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or

•	U.S. expatriates, or

•	stockholders who acquire shares of our common stock in connection with employment or other performance of services.

Moreover, this description does not address the U.S. state or local tax, any foreign tax considerations, the Medicare tax on net investment income, U.S. federal estate and gift tax, alternative minimum tax, or other U.S. federal income tax consideration or other tax consequences of the reverse stock split.

If an entity classified as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of an equity holders in such entity will generally depend on the status of such equity holder and the activities of such entity.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.

EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISERS CONCERNING THE PARTICULAR U.S. FEDERAL TAX CONSEQUENCES OF THE REVERSE

STOCK SPLIT, AS WELL AS THE CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR FOREIGN INCOME TAX CONSEQUENCES.

Tax Consequences to the Company

The reverse stock split is intended to be treated as a tax deferred “recapitalization” for U.S. federal income tax purposes. The Company will not recognize gain or loss as a result of the reverse stock split.

Tax Consequences to U.S. Holders of the Reverse Stock Split

If the reverse stock split qualifies as a recapitalization, then a U.S. holder generally will not recognize gain or loss on the reverse stock split. In general, the aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. U.S. holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Other Tax Considerations for U.S. Holders

The state and local tax consequences of the reverse stock split may vary significantly as to each U.S. holder depending upon the jurisdiction in which such holder resides. U.S. holders are urged to consult their own tax advisors regarding the specific tax consequences to them of the reverse stock split, including the applicable federal, state, local and foreign tax consequences, if any.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH U.S. HOLDER. ACCORDINGLY, EACH U.S. HOLDER IS ADVISED TO CONSULT THE HOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE U.S. HOLDER OF A REVERSE STOCK SPLIT.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR PROPOSAL NO. 1:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2

GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING IF

NECESSARY TO SOLICIT ADDITIONAL PROXIES

In the event that there are insufficient votes, in person or represented by proxy, at the time of the Special Meeting to approve Proposal No. 1, the Board of Directors may move to adjourn the Special Meeting, if necessary or advisable, in order to enable the Board of Directors to solicit additional proxies in favor of the approval of Proposal No. 1. In that event, the Board of Directors will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Required Vote

The affirmative vote of holders of at least a majority of the shares of our Common Stock present in person or by proxy at the Special Meeting and entitled to vote is required to approve Proposal No. 2.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR PROPOSAL NO. 2:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the total number and percentage of our shares of common stock that were beneficially owned on December 2, 2019 by: (1) each holder of more than 5% of our common stock; (2) each director; (3) each named executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of December 2, 2019. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, the applicable percentage ownership is based on 17,206,785 shares of common stock outstanding as of December 2, 2019, including any shares that such person or persons has the right to acquire within 60 days of December 2, 2019 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Paul R. Gudonis(1)	612,001	3.5%
Jonathan Naft(2)	138,798	*
Thomas A. Crowley, Jr.(3)	52,414	*
Thomas F. Kirk (4)	175,395	1.0%
Amy Knapp(5)	39,819	*
Executive officers and directors as a group (9 persons)(6)	1,148,016	6.5%
Beneficial Owners of 5% of our Common Stock
Steve Sanghi (7)	1,079,793	6.1%

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i) 477,777 shares of common stock, (ii) 103,099 shares of common stock issuable upon the exercise of stock options, (iii) 2,813 shares of common stock to be issued in conjunction with vested restricted stock units, (iv) 18,312 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (v) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 3,984 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 2, 2019 and 200,000 restricted stock units, which will not vest within 60 days of December 2, 2019.

(2)

Consists of (i) 93,984 shares of common stock, (ii) 34,814 shares of common stock issuable upon the exercise of stock options, and (iii) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement. This amount does not include 50,000 restricted stock units, which will not vest within sixty days of December 2, 2019.

(3)

Consists of (i) 22,108 shares of common stock, (ii) 21,970 shares of common stock issuable upon the exercise of stock options, and (iii) 8,336 shares of common stock to be issued in conjunction with vested restricted stock units This amount does not include 16,670 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 2, 2019.

(4)

Consists of (i) 113,758 shares of common stock, (ii) 10,937 shares of common stock issuable upon the exercise of stock options, (iii) 8,336 shares of common stock to be issued in conjunction with vested restricted stock units, (iv) 12,364 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (v)20,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement, and (vi) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 16,670 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 2, 2019.
(5)

Consists of (i) 22,108 shares of common stock, (ii) 9,375 shares of common stock issuable upon the exercise of stock options, and (iii) 8,336 shares of common upon to be issued in conjunction with vested restricted stock units. This amount does not include 16,670 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 2, 2019.

(6)

Consists of (i) 788,872 shares of common stock, (ii) 242,295 shares of common stock issuable upon the exercise of stock options, iii) 28,446 shares of common upon to be issued in conjunction with vested restricted stock units. (iii) 38,403 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (iv) 30,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement, and (v) 20,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 6,667 shares of restricted stock and 456,260 restricted stock units, which do not vest within 60 days of December 2, 2019 and 77,734 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 2 2019.

(7)

Consists of (i) 570,621 shares of common stock, (ii) 9,375 shares of common stock issuable upon the exercise of stock options. (iii) 154.559 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (iv) 95,238 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement, and (vi) 250,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Pursuant to our Amended and Restated Bylaws, because this is a special meeting of stockholders and we are not electing directors, our stockholders may not propose other business to be brought at the Special Meeting.

Other Matters

Our Board of Directors is not aware of any matter to be presented for action at the Special Meeting other than the matters referred to above and does not intend to bring any other matters before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR SEC REPORTS TO EACH OF OUR STOCKHOLDERS OF RECORD ON THE RECORD DATE AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO OUR SECRETARY. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

Appendix A

Certificate of Amendment

Of

Eighth Amended and Restated

Certificate of Incorporation

Myomo, Inc., a corporation organized and existing under virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

1)	The name of the corporation is Myomo, Inc. (the “Corporation”).

2)	The Eighth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 6, 2017.

3)

Pursuant to and in accordance with Section 242 of the DGCL, this Certificate of Amendment hereby further amends the provisions of the Eighth Amended and Restated Certificate of Incorporation of the Corporation as follows:

a.	Section 1 of Article IV is hereby amended and restated to read in its entirety as follows:

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 125,000,000; of which 25,000,000 shares of the par value of $0.0001 shall be designated Preferred Stock and 100,000,000 shares of the par value of $0.0001 shall be designated Common Stock. Upon the filing and effectiveness (the “Effective Time”) of this Eighth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every [                ] issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination. All fractional shares shall be rounded down to the nearest whole number of shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

4)

This Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation was duly proposed and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the affirmative vote of the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon.

5)	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this      day of                    , 20    .

By:
Paul Gudonis, Chief Executive Officer

A-1

SPECIAL MEETING OF MYOMO, INC.

Date:	Tuesday, January 21, 2020
Time:	10:00 a.m. (Eastern Time)
Place:	Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR Proposal 1 and FOR Proposal 2.

	For	Against	Abstain
1:

To approve the adoption of an amendment to the Company’s Eighth Amended and Restated Certificate of Incorporation to effect a reverse stock split of common stock at a ratio in the range from one-for-fifteen to one-for-thirty, with such specific ratio and the implementation and timing of such reverse stock split to be determined by the Company’s board of directors following the Special Meeting, provided that any fractional shares resulting from the reverse stock split shall be automatically rounded down to the nearest whole share.

	☐	☐	☐

		For	Against	Abstain
2:	To approve one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Special Meeting of Myomo, Inc.

to be held on Tuesday, January 21, 2020

for Holders as of December 23, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/MYO	866-509-2158

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Paul Gudonis and David Henry, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Myomo, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1 AND 2.

PROXY TABULATOR FOR MYOMO, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Special Meeting of Shareholders to be held on Tuesday, January 21, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Shareholder signing on the reverse side (the “undersigned”), having received the joint proxy statement/prospectus, hereby appoint(s) Paul Gudonis and David Henry, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Special Meeting of Shareholders of Myomo, Inc. (the “Company”) to be held on Tuesday, January 21, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR proposal 1 and 2.